Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

September 5, 2008

Edge Petroleum Corporation

1301 Travis

Suite 2000

Houston, Texas 77002

Ladies and Gentlemen:

We are acting as counsel to Edge Petroleum Corporation, a Delaware corporation (“Edge”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of July 14, 2008, among Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), Chaparral Exploration, LLC, a Delaware limited liability company and wholly owned subsidiary of Chaparral (“Chaparral Exploration”), and Edge (the “Merger Agreement”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, initially filed by Chaparral with the Securities and Exchange Commission on August 15, 2008 (Registration No. 333-153049), as amended (with all amendments thereto, the “Registration Statement”) and (iii) other information provided to us by Chaparral, Chaparral Exploration, and Edge. In addition, we assume that the Merger will be consummated in accordance with the Merger Agreement, in accordance with the Registration Statement, and as of the date hereof.

Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that all statements of legal conclusion attributed to Baker Botts, L.L.P. in the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof.

The opinion set forth herein is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the opinion herein.

Edge Petroleum Corporation	2

We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement actually filed with the SEC and to the reference to our firm name under the headings “The Merger—Background of the Merger”, “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters”. In giving our consent, we do not thereby admit that we are (i) experts within the meaning of Section 11 of the Securities Act or (ii) within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Baker Botts L.L.P.